Exhibit 99.1

IMCO RECYCLING’S NET EARNINGS DOUBLE IN

THE FIRST QUARTER ON BETTER INTERNATIONAL,

ALUMINUM AND ZINC RESULTS

Irving, Texas—IMCO Recycling Inc. (NYSE:IMR) today reported first quarter 2004 net earnings of $2.7 million or $.18 per common diluted share, doubling net earnings of $1.3 million or $.09 per share recorded in the first quarter of 2003.

Richard L. Kerr, president and chief executive officer, said that all three of the company’s business segments contributed to the rise in first quarter profitability. The largest improvement was recorded by the international aluminum segment and resulted from the recent expansion of IMCO’s foreign operations and the consolidation for the full period of the financial results of VAW-IMCO of Germany. In addition, income of the zinc segment increased significantly because of a rise in the zinc price that resulted from the industry’s better supply/demand balance. Income of the domestic aluminum segment also moved higher due to stronger business conditions.

IMCO began reporting separate segment results for its international aluminum activities effective March 1, 2003 because of its acquisition on that date of effective full ownership of VAW-IMCO. Previously, the financial results of VAW-IMCO, which had been 50 percent-owned, were reported under the equity method of accounting. IMCO also expanded its international operations in Mexico and Brazil during 2003.

First quarter 2004 processing volume of the international

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aluminum segment rose 110 percent and its income, which included an unrealized hedge gain of $1.9 million, increased to $7.0 million from $2.9 million in the same period last year.

The zinc segment’s first quarter processing volume about equaled that of the year-ago period but its income rose to $3.9 million from $1.1 million because of the increase in the zinc price.

The domestic aluminum segment’s first quarter processing volume rose six percent from that of the same period of 2003 and its income increased by 14 percent to $6.6 million from $5.8 million in the same period last year.

Mr. Kerr said that VAW-IMCO, which is a major supplier of specialty alloys to the European auto industry, “experienced strong demand for its products and services in the first quarter and also benefited from an expansion of its capacity that was completed last year. In addition, first quarter processing volume was sharply higher at our Monterrey, Mexico facility in which we acquired full ownership during the fourth quarter of 2003.

“The operating rates of our domestic aluminum recycling plants are beginning to increase because of the recovery in U.S. industrial activity and a stronger overall aluminum market,” he said. “IMCO’s specialty alloys facilities which provide those materials to vehicle manufacturers and their component suppliers raised their volume in this year’s first quarter, but the high cost and scarcity of scrap reduced margins in this business.”

Looking forward, Mr. Kerr said he was encouraged by recently published reports which signaled a continuation of relatively strong economic growth in the near term. “If we see greater strength in U.S. industrial activity, we should be able to further raise plant operating rates and also take advantage

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of the gains in productivity that we’ve put in place. In addition, specialty alloys volume will rise later in the year as higher shipments begin under the terms of our expanded contract with General Motors that was announced during the first quarter.

“In the second quarter of 2004, I believe our earnings from operations will exceed by about 10 percent the $2.5 million or $.17 per share that the company earned in the same period last year. However, in the second quarter, we will incur costs related to the recent retirement of Don V. Ingram, our former chairman and chief executive officer.”

Selling, general & administrative expense increased in the first quarter of 2004 largely because of the company’s acquisition of full ownership of VAW-IMCO. Interest expense also rose due to a greater level of debt resulting from full ownership of VAW-IMCO and to higher interest rates on long-term debt facilities that were a part of the company’s October 2003 refinancing.

IMCO recorded a tax provision of $1.9 million in the first quarter of 2004 compared with a tax provision of $646,000 in the year-ago period. This rise was due to an increased level of pre-tax income and to a higher effective tax rate.

Total aluminum and zinc processing volume in the first quarter of 2004 was 829.9 million pounds, 25 percent above the 663.2 million pounds processed in the first quarter of 2003.

Revenues in the first quarter of 2004 increased largely because of the inclusion of VAW-IMCO’s full first quarter revenues into IMCO’s accounts. They totaled $278.5 million, 43 percent higher than revenues of $195.1 million in the same period of 2003.

The public and media are invited to listen to IMCO Recycling’s conference call that will begin at 10:30 A.M.(ET)

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tomorrow. To access the call, log on to the web at http://www.firstcallevents.com/service/ajwz405482301gf12.html If you are unable to access the call on a live basis, it will be archived on the website www.imcorecycling.com. To access the replay, click on For The Investor.

IMCO Recycling Inc. is one of the world’s largest recyclers of aluminum and zinc. The company has 21 U.S. production plants and five international facilities located in Brazil, Germany, Mexico and Wales. IMCO Recycling’s headquarters office is in Irving, Texas.

FIRST QUARTER 2004 SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements regarding increased earnings and earnings per share expected in the second quarter of 2004 compared to second quarter 2003, the anticipated continuation of relatively strong economic growth, strengthened U.S. industrial activity resulting in increased plant operating rates, and expected gains from productivity measures previously put in place. These statements include statements regarding future world economic conditions and higher aluminum and zinc commodity prices, and estimated benefits from anticipated expansion of the company’s international operations. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the extent of utilized capacity of the company’s various facilities; the availability at favorable cost of aluminum scrap and other metal supplies that the company processes; restrictions in place on the company’s capital expenditures and future growth imposed by its current credit facilities; the ability of the company to enter into effective metals, natural gas and other commodity derivatives; the continuation of, or further declines in, the U.S. can recycling rate; future natural gas and other fuel costs of the company; a return to weakened demand from U.S. and worldwide economic conditions; risks related to the price of aluminum and zinc on world and U.S. markets; future downturns in the automotive markets in the U.S. and Europe; future decreases in recycling outsourcing by primary producers; future levels and timing of capital expenditures; fluctuations in operating margins for the products and services the company provides; the financial condition of its customers and the retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future writedowns or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the company’s filings with the Securities and Exchange Commission, including but not limited to the reports on Form 10-K for the fiscal year ended December 31, 2003, and on Form 10-Q (to be filed) for the quarter ended March 31, 2004, particularly the sections entitled “Risk Factors” contained therein.

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IMCO Recycling Inc. and Subsidiaries

Condensed Consolidated Results of Operations

(in thousands, except per share data)

(unaudited)

	For the three months ended March 31,
	2004	2003
Revenues	$278,508	$195,083
Cost of sales	255,361	183,176

Gross profit	23,147	11,907
Selling, general and administrative expense	11,931	8,005
Fees on receivables sale	—	290
Interest expense	6,444	2,349
Interest and other income	143	67
Equity in earnings of affiliates	(17)	(925)

	18,501	9,786
Earnings before provision for income taxes and minority interests	4,646	2,121
Provision for income taxes	1,908	646

Earnings before minority interests	2,738	1,475
Minority interests, net of provision for income taxes	27	152

Net Earnings	$2,711	$1,323

Net Earnings Per Common Share:
Basic earnings per share	$0.19	$0.09
Diluted earnings per share	$0.18	$0.09
Weighted Average Shares Outstanding:
Basic	14,501	14,502
Diluted	15,294	14,548

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	For the three months ended March 31,
	2004	2003
Supplementary Information
Depreciation and amortization	$7,115	$6,305
Capital spending	$7,626	$2,392

Segment Information
Segment Volume:
Domestic Aluminum	518,577	487,758
International Aluminum	255,094	121,192
Zinc	56,193	54,296

	829,864	663,246

Percent Tolled	59%	56%

Segment Revenues:
Domestic Aluminum	$137,679	$127,117
International Aluminum	90,673	33,264
Zinc	50,156	34,702

	$278,508	$195,083
Segment Income:
Domestic Aluminum	$6,620	$5,813
International Aluminum	6,957	2,909
Zinc	3,893	1,106

	$17,470	$9,828

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IMCO Recycling Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current Assets:
Cash	$10,759	$14,760
Restricted Cash	22,278	—
Accounts Receivable, Net	136,985	112,128
Inventories	75,000	78,270
Other Current Assets	27,717	23,611

Total Current Assets	272,739	228,769

PP&E, Net	216,172	219,668
Goodwill, Net	69,351	69,049
Other Long-Term Asset-Restricted Cash	—	24,846
Investments	893	976
Other Assets, Net	12,798	13,209

TOTAL ASSETS	$571,953	$556,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$95,719	96,207
Accrued Liabilities	41,688	30,955
Current Maturities Of L-T Debt	26	26

Total Current Liabilities	137,433	127,188

Deferred Income Taxes Payable	22,097	20,390
Long-Term Debt	255,751	256,167
Other Long-Term Liabilities	25,623	25,244
Stockholders’ Equity	131,049	127,528

TOTAL LIABILITIES AND EQUITY	$571,953	$556,517

Reconciliation of Earnings Before Interest,

Taxes, Depreciation and Amortization (EBITDA)

	For the three months ended March 31,
	2004	2003
EBITDA (1)	$18,178	$10,623
Interest expense	6,444	2,349
Income taxes	1,908	646
Depreciation and amortization .	7,115	6,305

Net earnings	$2,711	$1,323

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(1)EBITDA represents net earnings before interest expense, provision for taxes, depreciation and amortization. EBITDA is a non-GAAP measure which is presented because we believe that it is a useful indicator of our ability to incur and service debt. EBITDA should not be construed as an alternative to net earnings or operating earnings as an indicator of our performance, or as an alternative to cash flow from operating activities, investing activities or financing activities as a measure of liquidity, in each case as such a measure is determined in accordance with GAAP.

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